Exhibit 3.7



                            ARTICLES OF INCORPORATION
                                       OF
                   RIVIERA GAMING MANAGEMENT - ELSINORE, INC.

     The undersigned, natural persons acting as incorporators of a corporation (the "Corporation") under the provisions of Chapter 78 of the Nevada Revised Statutes, adopt the following Articles of Incorporation.

                                   ARTICLE 1
                                      NAME

     The name of the Corporation is RIVIERA GAMING MANAGEMENT - ELSINORE, INC.

                                    ARTICLE 2
                               PERIOD OF DURATION

     The period of duration of the Corporation is perpetual.

                                    ARTICLE 3
                                     PURPOSE

     The purpose for which the Corporation is organized is to engage in any lawful activity.

                                   ARTICLE 4
                   AUTHORIZED SHARES AND ASSESSMENT OF SHARES

     Section 4.01. Authorized Shares. The aggregate number of shares that the Corporation shall have the authority to issue is 5,000,000 shares of Capital Stock with $0.01 par value.

     Section 4.02. Assessment of Shares. The Capital Stock of the Corporation, after the amount of the subscription price has been paid, shall not be subject to pay the


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debts of the  Corporation,  and no Capital  Stock  issued as fully paid up shall ever be assessable or assessed. Section 4.03. Denial of Preemptive Rights. No shareholder of the Corporation shall have any preemptive or other right, by reason of his status as a shareholder, to acquire any unissued shares, treasury shares, or securities convertible into shares of the Capital Stock of the Corporation. This denial of preemptive rights is pursuant to NRS 78.267.

                                    ARTICLE 5
                      REGISTERED OFFICE AND RESIDENT AGENT

     Section 5.01. Registered Office. The registered office of the Corporation is to be located in Clark County, Nevada, at 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

     Section 5.02. Resident Agent. The name of the resident agent of the Corporation, a resident of the State of Nevada, whose business address is set forth in Section 5.01, is JOHN A. WISHON.

                                   ARTICLE 6
                           DATA RESPECTING DIRECTORS

     Section 6.01. Style of Governing Board. The members of the governing board of the Corporation shall be styled Directors.

     Section 6.02. Initial Board of Directors. The Board of Directors shall consist of one (1) member, who need not be a resident of the State of Nevada, or a shareholder of the Corporation.


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Section 6.03.  Names and Addresses.  The name
and post office address of the person who is to serve as Director until the first annual meeting of the shareholders, or until his successor shall have been elected and qualified, is as follows:

              Name                 Address

          William L. Westerman     2901 Las Vegas Boulevard South
                                   Las Vegas, NV 89109

     Section 6.04. Increase or Decrease of Number of Directors. The number of Directors of the Corporation may be increased or decreased from time to time as shall be provided in the Bylaws of the Corporation.

     Section 6.05. Liability of Directors and Officers. The Directors and Officers of the Corporation shall not be personally liable to the Corporation of to its stockholders for damages for breach of fiduciary duty as a director or officer, except as to acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of NRS 78.300.

     Section 6.06. Indemnification. The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the facthat he or she is or was a director, officer, employee or agent of the corporation, in accordance with NRS 78.751, as amended in the Sixty-fourth Session of the Nevada Legislature (1987) or as subsequently amended.


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                                    ARTICLE 7
                          DATA RESPECTING INCORPORATORS

     The name and post office address of the incorporators of this Corporation are as follows:

          Name                              Address

         John A.  Wishon                    2901 Las Vegas Boulevard South
                                            Las Vegas, NV 89109




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